Exhibit 99.1

American Lorain Corporation Announces
Third Quarter 2009 Financial Results

JUNAN COUNTY, China, Nov. 12 /PRNewswire-Asia-FirstCall/ -- American Lorain Corporation (NYSE Amex: ALN) ("American Lorain," or the "Company"), an international processed foods company based in Shandong Province, People's Republic of China ("PRC"), announced its financial results for the third quarter of fiscal year 2009 ended September 30, 2009. The Company will hold a conference call on Friday, November 13, 2009 at 8:00 a.m. EST to discuss these results.

Third Quarter 2009 Highlights

--	Net revenues increased 5.3% year-over-year to $38.7 million

--	Gross profit increased 17.9% year-over-year to $9.1 million

--	Gross margin was 23.5%, compared to 21.0% for the third quarter of 2008

--	Net income increased 0.9% year-over-year to $4.5 million

--	Diluted earnings per share remained constant at $0.18, compared to $0.18 for the third quarter of 2008

“We reached a number of important milestones in the third quarter including our move to a senior exchange and the establishment of cooperative agreements with popular restaurant chains that further strengthened our already strong distribution network,” said Mr. Si Chen, Chairman and CEO of American Lorain. “We continue to advance our nationwide marketing plans to support expansion of the Lorain brand into new markets in China. Our convenience food products will continue to be developed to balance the seasonality of chestnut sales, which are highest in the months September through January. We are confident that our convenience food products will continue to be a major growth area and will contribute an increasing proportion of our overall sales.”

Third Quarter 2009 Results

Net revenues for the third quarter of 2009 increased to $38.7 million, an increase of 5.3% from $36.7 million for the third quarter of 2008. Sales of chestnut products increased 16.3% from the third quarter of 2008 and accounted for 47.3% of total revenue, compared to 43.3% for the third quarter of 2008. Sales of frozen, canned and bulk food (FCB food) decreased 12.6% from the third quarter of 2008 and accounted for 24.8% of total net revenue, compared to 30.2% for the same period of 2008. Sales of convenience food products increased 12.0% and accounted for 27.8% of revenue, compared to 26.5% for the corresponding quarter last year. Revenue growth was in large part due to the Company’s marketing efforts and well-established domestic and international distribution network.

During the three months ended September 30, 2009, cost of revenue increased $0.56 million, in comparison to the three months ended September 30, 2008, from $29.0 million to $29.6 million, reflecting an increase of approximately 2%. Approximately 21%, or $0.12 million, of this increase was attributable to an increase in raw material costs, which increased from $27.1 million during the three months ended September 30, 2008 to $27.2 million, or approximately 0.4%, during the three months ended September 30, 2009.

The factors that contributed to the remaining 79% increase in cost of revenues were: an increase in wage expense for factory workers, an increase in depreciation expenses for capital equipment and an increase in the cost of consumables used in conjunction with capital equipment.

Gross profit amounted to $9.1 million for the third quarter of 2009, an increase of 17.9% from $7.7 million for the third quarter of 2008. Gross profit margin was 23.5% for the third quarter of 2009 compared to 21.0% for the corresponding quarter in 2008. The increase in gross profit margin was mainly due to larger percentage of sales in higher margin chestnut and convenience food products during the quarter.

Total operating expenses for the third quarter of 2009 were $2.0 million, or 5.3% of revenue, compared to $1.6 million, or 4.6% of revenue, in the third quarter of 2008. The increase in operating expenses was mainly the result of a 40.2% increase in selling and marketing expenses due to an expansion of the Company's sales network to encompass 26 provinces in China for the third quarter of 2009 compared to 19 provinces for the third quarter of 2008, in addition to marketing expenses incurred by the initiation of a nationwide commercial campaign launched in September for chestnut and convenience food products. Despite this increase in operating expenses, operating income for the third quarter of 2009 was $7.0 million, an increase of 16.3% from $6.0 million for the third quarter of 2008.

Earnings before taxes were $6.2 million for the third quarter of 2009, an increase of 9.5% from $5.6 million for the corresponding quarter of 2008. The Company's effective tax rate was 22.5% for the three months ended September 30, 2009 compared to 16.0% for the same period last year. The increase in effective tax rate was due to increased income tax rates for the Company's operating subsidiaries Junan Hongrun and Beijing Lorain in line with tax reforms implemented by the PRC government.

Net income for the third quarter of 2009 was $4.5 million, or $0.18 per diluted share, an increase of 0.9% from $4.46 million, or $0.18 per diluted share, for the third quarter last year. Diluted weighted average number of shares outstanding was 25,200,136 for the third quarter of 2009.

Nine Month Results

Revenues for the first nine months of 2009 were $83.8 million, up 10.8% from revenues of $75.6 million for the first nine months of 2008. Gross profit was $19.5 million, up 16.0% from gross profit of $16.8 million for the first nine months of 2008. Gross margin was 23.3%, compared to 22.2% for the first nine months of 2008. Operating income was $13.2 million, compared to $12.3 million for the first nine months of fiscal 2008. Net income was $8.1 million, or $0.32 per basic and fully diluted share, compared to $8.3 million, or $0.33 per basic and fully diluted share for the same period a year ago.

Financial Condition

As of September 30, 2009, American Lorain had $4.2 million in cash and cash equivalents, short term bank loans of $34.6 million and $0.3 million in long-term debt. At the end of the third quarter, the Company had a current ratio of 1.8:1 and $33.2 million in working capital. Days sales outstanding for the three months ended September 30, 2009 were 44 days, while days inventory outstanding were 96 days for the same period, compared to 43 days and 80 days respectively for the three months ended September 30, 2008. As of September 30, 2009, the Company's inventories totaled $35.6 million, mainly due to an increase in raw materials. Shareholders' equity totaled $77.5 million as of September 30, 2009 compared to $67.7 million as of December 31, 2008.

For the nine months ended September 30, 2009, the Company used $15.7 million in cash for operating activities mainly due to increase in inventory and decrease in accounts and other payables. Net cash provided by investing activities totaled $1.2 million for the nine months ended September 30, 2009, while net cash provided by financing activities was $14.8 million.

Recent Developments

In September 2009, American Lorain began cooperating with KUNGFU Catering Management Co., Ltd. (“KUNFU”) and CSC Catering Management Co., Ltd (“CSC”), two popular restaurant chains. Under the cooperation agreement with KUNGFU, American Lorain will distribute beef products, mixed vegetables, and frozen chestnut kernels for a total sales value of up to RMB 14.4 million (approximately $2.1 million) to be delivered throughout 2010. The Company also began supplying CSC with frozen vegetables and chestnuts and negotiating with CSC headquarters to determine the distribution of more products. These cooperation agreements are part of Lorain's strategy to strengthen domestic sales channels through shifting sales to agents and entering into new market places like large- to mid-sized restaurant chains. In addition, the Company has made further improvements to its “Meals Ready to Eat” (MRE) products based on feedback collected from its market research and entered a strategic alliance with a major convenience store chain, Beijing K.P.I. Hi-24 Convenience Stores Co., Ltd., for strategic cooperation for development of the MRE products.

Business Outlook

In spite of slowdown in export, the outlook for consumer products continues to be strong in China. American Lorain is expanding its domestic distribution channels and broadening its mix of convenience food products to grab new market share.

As part of its efforts to increase domestic sales and to improve efficiency, American Lorain continues to concentrate on developing its distribution channels. The Company is in the process of transitioning the majority of direct domestic sales to agents and thereby obtaining a wider distribution and improved cash flow management. By the end of 2009, the Company plans to have the majority of domestic sales executed through agents. The Company will also focus on developing its brand and raise brand awareness nationwide in China.

"Our focus for the remainder of 2009 will be to launch our nationwide marketing campaign to promote the Lorain brand for our chestnut and convenience foods products," said Mr. Si Chen, Chairman and Chief Executive Officer of American Lorain. "We expect our convenience food segment, which currently comprises about 20 percent of our total revenue, to be a key driver of our growth in the next two years. We are working to expand our marketing efforts in Asia, North America, Europe and the Middle East. We expect to see sales resulting from our initial marketing efforts begin to add to our top line during the first half of 2010."

Conference Call

The Company will conduct a conference call on Friday, November 13, 2009, at 8:00 a.m. EST to discuss its financial results for the third quarter ended September 30, 2009.

To participate in the call please dial (877) 941-4776, or (480) 629-9762 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties can also listen via a live Internet webcast, which can be found at the Company’s website at http://www.americanlorain.com.

A replay of the call will be available for two weeks from 11:00 a.m. November 13, 2009, EST until 11:59 p.m. EST on November 27, 2009. The number for the replay is (800) 406-7325, or (303) 590-3030 for international calls; the passcode for the replay is 4183661. In addition, a recording of the call will be available via the company’s website at http://www.americanlorain.com for one year.

About American Lorain Corporation

American Lorain Corporation ("American Lorain" or the "Company") is a Delaware corporation that develops, manufactures and sells various food products. The Company's products include chestnut products; convenience food products and frozen, canned and bulk food products. The Company currently sells over 234 products to 26 provinces and administrative regions in China as well as to 42 foreign countries. The Company operates through its four direct and indirect subsidiaries and one leased factory located in China. For more information about American Lorain, please visit the company’s website at http://www.americanlorain.com .

Forward-Looking Statements

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues, margins, cash generation and capital expenditures are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly the current downturn in the worldwide economy; our ability to obtain adequate supplies of raw materials; our ability to manage our expansion strategy; changes in foreign currency exchange rates; government regulation; difficulties in new product development; changing consumer tastes in disparate markets worldwide and our ability to address those changes; our ability to attract and retain highly qualified personnel; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.

-FINANCIAL TABLES FOLLOW-

CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(Stated in U.S. dollars)

	Three months ended Sept.30,		Nine months ended Sept.30,
	2009	2008	2009	2008

Net revenues	$38,674,651	$36,727,394	$83,841,112	$75,680,120

Cost of revenues	(29,566,601)	(29,000,724)	(64,279,971)	(58,819,320)
Gross profit	$9,108,050	$7,726,670	$19,561,141	$16,860,800

Operating expenses
Selling and marketing expenses	(1,165,107)	(831,138)	(3,556,271)	(2,066,156)
General and administrative expenses	(906,847)	(847,896)	(2,798,044)	(2,480,240)

Operating income	$7,036,096	$6,047,636	$13,206,826	$12,314,404

Investment income	--	--	--	--
Government subsidy income	43,864	393	240,118	37,635
Interest and other income	24,196	180,641	232,844	288,439
Other expenses	(52,694)	56,706	(234,298)	(48,281)
Interest expense	(857,089)	(627,148)	(2,205,740)	(1,900,846)

Earnings before tax	$6,194,373	$5,658,228	$11,239,750	$10,691,351

Income tax	(1,396,694)	(904,827)	(2,580,172)	(1,788,402)

Net income	$4,797,679	$4,753,401	$8,659,578	$8,902,949

Net income attributable to:
-Parent	$4,497,364	$4,458,659	$8,109,069	$8,307,737
-Non-controlling
Interest	300,315	294,742	550,509	595,212
	$4,797,679	$4,753,401	$8,659,578	$8,902,949

Earnings per share
- Basic	$0.18	$0.18	$0.32	$0.33
- Diluted	$0.18	$0.18	$0.32	$0.33

Weighted average shares outstanding
- Basic	25,177,640	24,923,179	25,177,640	24,923,178
- Diluted	25,200,136	24,923,179	25,717,588	25,282,206

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(Stated in U.S. dollars)

		(Audited)
	9/30/2009	12/31/2008
ASSETS
Current Assets
Cash and cash equivalents	$4,161,802	$2,841,339
Restricted cash	1,008,007	3,715,998
Short-term investment	51,919	113,069
Trade accounts receivable	17,745,011	25,293,326
Other receivables	4,402,879	5,107,719
Inventory	35,606,922	24,827,922
Advance to suppliers	12,528,032	415,009
Prepaid expenses and taxes	1,077,904	1,228,648
Total current assets	$76,582,476	$63,543,030

Property, plant and equipment, net	40,667,653	40,201,686
Land use rights, net	3,918,315	3,950,927
Other assets & goodwill	2,047	--

TOTAL ASSETS	$121,170,491	$107,695,643

Current liabilities
Short-term bank loans	$34,588,160	$14,414,996
Long-term bank loans current portion	83,000	--
Notes payable	--	5,208,485
Accounts payable	2,417,468	6,072,883
Taxes payable	1,413,194	2,682,658
Accrued liabilities and other payables	4,788,869	10,291,237
Customers deposits	78,836	748,732

Total Current Liabilities	$43,369,527	$39,418,991

Long Term Liabilities
Long term bank loans	321,544	576,975

TOTAL LIABILITIES	$43,369,527	$39,995,966

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value, 200,000,000 shares authorized; 25,177,640 and 25,172,640 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	25,177	25,172
Additional paid-in capital	24,273,650	24,187,019
Statutory reserves	5,680,512	5,438,723
Retained earnings	35,615,406	27,748,126
Accumulated other comprehensive income	6,212,145	5,178,616
Non-controlling interests	5,672,530	5,122,021

	$77,479,420	$67,699,677

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$121,170,491	$107,695,643

CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(Stated in U.S. dollars)

	Nine months ended September 30,
	2009	2008
Cash flows from operating activities
Net income	$8,109,069	$8,307,737
Minority interest	550,509	595,212
Share-based compensation	86,636	--
Depreciation	942,173	975,125
Amortization	158,209	209,102
(Increase)/decrease in accounts & other receivables	7,583,260	23,939,692
(Increase)/decrease in inventories	(10,778,999)	(14,099,060)
Increase/(decrease) in accounts and other payables	(22,389,528)	(15,296,367)
Net cash (used in)/provided by operating activities	(15,738,671)	4,631,441

Cash flows from investing activities
Purchase of plant and equipment	(1,408,140)	(5,739,946)
Payment of construction in progress	--	--
(Increase)/decrease in restricted cash	2,707,991	(2,472,807)
Payment of land use rights	(125,600)	(1,123,069)
Proceeds from sale of investment securities	61,151	--
Purchase of investment securities	--	(1,620,924)
Payments for deposits	(2,045)	(2,751,740)
Net cash used in investing activities	1,233,357	(13,708,486)

Cash flows from financing activities
Bank borrowings	20,000,733	4,738,607
Notes payable	(5,208,485)	1,743,973
Net cash provided by/(used in) financing activities	$14,792,248	$6,482,580

Net Increase/(decrease) of Cash and Cash Equivalents	286,934	(2,594,465)

Effect of foreign currency translation on cash and cash equivalents	1,033,529	4,384,819

Cash and cash equivalents-beginning of year	2,841,339	6,769,973

Cash and cash equivalents-end of year	$4,161,802	$8,560,327

Supplementary cash flow information:

Interest received	$70,502	$68,612
Interest paid	$2,205,740	$1,900,846
Taxes paid	$2,580,172	$1,788,402

The accompanying notes in the Company’s filings with the Securities and Exchange Commission are an integral part of these consolidated financial statements.

Contact:

At the Company:

American Lorain Corporation
Alan Jin, CFO
+ 86-539-7317959
alanjin@americanlorain.com
http://www.americanlorain.com

Investor Relations:

RedChip Companies
Jon Cunningham
(800) 733-2447, Ext. 107
info@redchip.com
http://www.RedChip.com

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